Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bryn Mawr Bank Corporation:

We consent to the use of our report dated March 1, 2021, with respect to the consolidated financial balance sheets of Bryn Mawr Bank Corporation as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements) and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

Our report refers to a change to the method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC 326, Financial Instruments - Credit Losses.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 16, 2021